Exhibit 23.1

                          Independent Auditors' Consent


The Board of Directors
CollaGenex Pharmaceuticals, Inc.:

     We consent to the use of our report dated February 14, 2003, except as to the first paragraph of Note 15, which is as of March 14, 2003, and the second and third paragraphs of Note 15, which are as of March 18, 2003, with respect to the consolidated balance sheets of CollaGenex Pharmaceuticals, Inc. as of December 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the Company's adoption of the provisions of the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", in 2000.


                                          /s/ KPMG LLP

Princeton, New Jersey
February 5, 2004